Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-1 No. 333-266096) of WaveDancer, Inc. (“the Company”),
2.	Registration Statement (Form S-8 No. 333-138836) pertaining to the 2006 Stock Incentive Plan,
3.	Registration Statement (Form S-8 No. 333-259377) pertaining to the 2016 Stock Incentive Plan, and
4.	Registration Statement (Form S-8 No. 333-262097) pertaining to the 2021 Stock Incentive Plan;

of our report, dated April 17, 2023, on our audits of the consolidated financial statements of WaveDancer, Inc. as of December 31, 2022 and 2021, and for the years then ended, included in this Annual Report on Form 10-K for the year ended December 31, 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia

April 17, 2023